EXHIBIT 99.1


FOR IMMEDIATE RELEASE:              CONTACT:
August 7, 1998                      DOUGLAS I. PAYNE
                                    Sr. V.P. - Finance and Administration
                                    (540) 627-2157
                                    e-mail:dpayne@stanleyfurniture.com

                                    ROBIN CAMPBELL
                                    Manager Advertising/Marketing
                                    (540) 627-2245
                                    e-mail:rcampbell@stanleyfurniture.com


           Stanley Furniture Company to Concentrate on Wood Furniture,
                         Phase Out Upholstered Products

STANLEYTOWN, VA., August 7, 1998/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) announced today plans to phase out its upholstered product line. This will allow the company to focus all its resources on its rapidly growing residential wood furniture business. Sales of upholstered products accounted for only three percent of Stanley's sales for the first half of the year. The company anticipates the financial impact from the phase out of these products will not be material.

"Since we have not experienced the sales growth in upholstery we anticipated and the product line continues to operate at a loss, we believe it is in the best interest of the company, our associates, our shareholders and our customers to concentrate on our core residential wood furniture business," said Albert L. Prillaman, chairman, president and chief executive officer. "Our residential wood furniture sales are up 20 percent this year and we plan to take advantage of the potential growth in this market."

The company will close its Lexington, NC upholstery department in about 60 days. Approximately 70 employees will be affected when the department shuts down after completing customer orders. "This is a high-quality workforce with specialized skills whose employment opportunities should be quite good in the Lexington area. We will offer as much outplacement assistance as possible," Prillaman said.

Upholstery operates in a shared facility which is expected to be utilized in the company's continued expansion of its wood furniture business. Stanley's wood furniture plant in Lexington will not be affected by the upholstery department closure.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown, VA, and Robbinsville, Lexington, and West End, NC. Its stock trades on NASDAQ under the symbol STLY.






STANLEY TO PHASE OUT UPHOLSTERY, page 2 of 2.

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, competition in the furniture industry, capital costs and general economic conditions.


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